Exhibit 99.2

Quorum Health Corporation Completes Financial Restructuring, Appoints Joey Jacobs CEO

Company Emerges from Chapter 11 with New Capital Structure and Board

BRENTWOOD, Tenn. (July 7, 2020) – Quorum Health Corporation has successfully completed its financial restructuring and emerged from the Chapter 11 process in U.S. Bankruptcy Court for the District of Delaware. The Company announced the appointment of veteran health care executive Joey Jacobs as Chief Executive Officer as well as a new Board of Managers with extensive healthcare experience.

The reorganization provides Quorum Health with a stronger financial foundation, positioning the Company, its affiliated hospitals and management consulting business to continue providing high quality service to its patients and clients. The Company moves forward with a restructured balance sheet, having reduced debt by approximately $500 million.

“This company has successfully turned a crucially important corner and I’m excited to join Quorum Health as we begin this new chapter,” said Mr. Jacobs. “Completing this process allows our hospitals and subsidiaries to continue providing quality care and developing new ways to deliver much-needed health services to the communities we serve, now and in the future. We appreciate the Court’s diligence and are grateful for the wisdom of our bondholders in recognizing the strength of our operations and taking the difficult but necessary steps to provide a platform for success. I look forward to working with the Board and management team, as well as the dedicated employees and physicians, to shape a bright future.”

Mr. Jacobs, who will also serve on the Company’s Board of Managers, brings more than 40 years of health care leadership and operations experience. Most recently, he served as Chairman and Chief Executive Officer of Acadia Healthcare, a provider of behavioral health services that, under his leadership, grew from just six locations to a network of 586 facilities with operations in 40 states, the United Kingdom and Puerto Rico. Prior to joining Acadia, Mr. Jacobs co-founded Psychiatric Solutions, Inc. and served as Chairman, President and Chief Executive Officer. Previously, he spent 21 years in various leadership roles with HCA Healthcare.

In addition to Mr. Jacobs’ appointment, Martin D. Smith is being elevated to President and Chief Operating Officer. Mr. Smith, who joined Quorum Health upon its formation in 2016, previously served as its Executive Vice President and Chief Operations Officer. He will maintain operations and management responsibility for the Company’s 22 hospitals. Alfred Lumsdaine will continue to serve as Executive Vice President and Chief Financial Officer.

The Company’s reconstituted Board of Managers will be led by Catherine Klema. Ms. Klema is President of Nettleton Advisors, a financial advisory and strategic consulting company assisting healthcare clients. Previously, she was Managing Director of Healthcare Investment Banking for SG Cowen Securities and Head and Managing Director of Healthcare Investment Banking for Furman Selz, LLC, as well as Senior Vice President for Lehman Brothers. She has served as a director of several health care companies, including Allergan, and currently serves on the Board of Trustees for Montefiore Medicine.

“We are extremely pleased to have Mr. Jacobs join the Company at such a pivotal time,” said Ms. Klema. “He brings a strong track record of creating value for stakeholders and an entrepreneurial perspective that will be important as the Company moves forward in a new and rapidly changing environment. When paired with Mr. Smith’s unique insights and success driving incremental improvement in the Company’s operations in recent years, we have great confidence in the strength of this management team.”

In addition to Ms. Klema and Mr. Jacobs, the new Board of Managers will be comprised of the following individuals:

Murtaza Ali – Mr. Ali is an Operating Partner at Davidson Kempner Hawthorne Partners LP. Previously, he was a senior operating partner at BlueMountain Capital and a Managing Director at Anchorage Capital, overseeing value creation efforts across a range of industries including real estate, health care and business services. Earlier in his career, Mr. Ali held various leadership roles at the Boston Consulting Group, Target and McKinsey.

Michael Rothbart – Mr. Rothbart currently serves as a Senior Research Analyst at GoldenTree Asset Management where he maintains a focus on health care and technology industries.

Alice Schroeder – Ms. Schroeder, who has served on Quorum Health’s Board since 2018, is a former analyst and #1 New York Times and Wall Street Journal best-selling author. As CEO and Chair, she led WebTuner Corp., a Seattle-area software developer, through its turnaround and sale in May 2017. Formerly, she was a Managing Director in the equities division of Morgan Stanley, leading the global insurance research team.

Andrew E. Schultz – Mr. Schultz is a managing member of Woodbine Consulting, LLC, and a member of Holding Capital Group. He was previously General Counsel of Greenwich Hospital in Greenwich, Connecticut, where he led the hospital’s affiliation with the Yale-New Haven Health System and also served as project executive for a $100 million expansion and new construction program.

Dan Slipkovich – Mr. Slipkovich has more than 35 years of experience leading multi-billion-dollar hospital operations in senior leadership roles. Throughout his career, he has had direct operational responsibility for more than 200 hospitals in 29 states ranging from small rural facilities to large, urban academic medical centers. In 2005, he co-founded Capella Healthcare and served as the company’s CEO and Chairman of the Board.

McDermott Will & Emery LLP and Wachtell, Lipton, Rosen & Katz served as the Company’s legal counsel, MTS Health Partners, L.P. served as financial advisor and Alvarez & Marsal North America, LLC acted as restructuring advisor. Kirkland & Ellis LLP served as legal counsel and Jefferies LLC served as financial advisor to the ad hoc noteholder group, which agreed to equitize their note claims into new equity of the Company and invested $200 million of new equity capital in the Company. Members of the ad hoc noteholder group will hold substantially all of the reorganized Company’s equity. Milbank LLP served as legal counsel and Houlihan Lokey, Inc. served as financial advisor to the ad hoc group of term lenders.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 22 affiliated hospitals in rural and mid-sized markets located across 13 states with an aggregate of 1,817 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

# # #